DENNY’S ESTABLISHES NEW 5-YEAR $250 MILLION BANK CREDIT FACILITY
-   Expects Annualized Interest Savings of Approximately $5 Million   -

SPARTANBURG, S.C., April 12, 2012 – Denny’s Corporation (NASDAQ: DENN), one of America’s largest full-service family restaurant chains, today announced that it has entered into a new five-year $250 million senior secured bank credit facility, comprised of a $190 million term loan and a $60 million revolving line of credit. The new facility refinances Denny’s senior secured debt from September 2010 and amended in March 2011, which had a term loan originally in the amount of $250 million and a $60 million revolver. Wells Fargo Securities, LLC, Regions Capital Markets, a division of Regions Bank, and GE Capital Markets, Inc. are the Joint Lead Arrangers and Joint Bookrunners with Wells Fargo Bank, N. A., serving as Administrative Agent and L/C Issuer, and Cadence Bank and RBS Citizens, N.A. serving as Co-Documentation Agents

The refinanced facility has a reduced interest rate of LIBOR plus 300 basis points for the term loan and revolver. This compares to the prior facility which had an interest rate of LIBOR plus 375 basis points, with a LIBOR floor of 1.50% for the term loan and no LIBOR floor for the revolver. The refinancing is expected to result in annualized interest expense savings of approximately $5 million (including approximately $4 million of annualized cash interest expense savings), based on current interest rates.

The term loan will be amortized 10% per year paid quarterly with the balance due at maturity. In addition, the Company will have the opportunity to further reduce interest rates and increase its flexibility for the use of cash by achieving lower leverage ratios. The Company estimates that the closing of its new bank facility will result in a one-time charge to other nonoperating expense of approximately $8 million in the second quarter of 2012, as a result of charges for the unamortized portion of deferred financing costs and original issue discount related to the prior facility, and portion of the fees related to the new facility.

John Miller, President and Chief Executive Officer, stated, “Our new credit facility is a testament to the tremendous progress Denny’s has made over the past several years with its franchise focused business model, resulting in a stronger balance sheet with growing profitability and free cash flow. In addition to reducing interest costs, this refinancing allows the Company to further strengthen its balance sheet with more flexibility to create additional value for stockholders.”

About Denny’s

Denny's is one of America's largest full-service family restaurant chains, currently operating 1,685 franchised, licensed, and company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.

Forward Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect our best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2011 (and in the Company’s subsequent quarterly reports on Form 10-Q).